259 Putnam Asset Allocation Funds Balanced Portfolio attachment
9/30/04 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended September 30, 2004, Putnam Management
has assumed $76,875 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 (000s omitted)

Class A	26,320
Class B	5,508
Class C	1,462

72DD2 (000s omitted)

Class M	707
Class R	--
Class Y	14,838

73A1

Class A	0.244
Class B	0.172
Class C	0.171

73A2

Class M	0.192
Class R	0.234
Class Y	0.269

74U1 (000s omitted)

Class A	91,641
Class B	33,147
Class C	8,516

74U2 (000s omitted)

Class M	3,142
Class R	4
Class Y	44,197

74V1

Class A	9.94
Class B	9.87
Class C	9.79

74V2

Class M	9.92
Class R	9.91
Class Y	9.95


Other matters

In connection with a review of compliance procedures and controls, Putnam Management discovered that in early January 2001, certain Putnam employees had willfully circumvented controls in connection with the correction of operational errors with respect to a 401(k) clients investment in certain Putnam funds, which led to losses in the funds. Putnam made restitution of approximately $141,000 on February 27, 2004. Putnam has also made a number of personnel changes, including senior managers, and has implemented changes in procedures. Putnam has informed the SEC, the funds Trustees and independent auditors. The SEC is investigating this matter.